EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of American Defense Systems, Inc. on Form S-1, File No. 333-160849, and on Form S-8, File No. 333-152610 of our report, dated April 15, 2010, with respect to our audit of the consolidated financial statements of American Defense Systems, Inc. and Subsidiaries as of December 31, 2009 and for the year then ended, which report is included in this Annual Report on Form 10-K of American Defense Systems, Inc. for the year ended December 31, 2009.

Our report on the consolidated financial statements refers to a change in the method of accounting for warrants in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Sub Topic 815-10, “Contracts in Entity’s Own Stock” effective January 1, 2009.

/s/ Marcum LLP

Marcum LLP
Melville, New York
April 15, 2010